As filed with the Securities and Exchange Commission on September 5, 2013

Registration No. 333-160463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 12 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Alan F. Feldman

Chief Executive Officer

Resource Real Estate Opportunity REIT, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-160463

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

Explanatory Note

This Post-Effective Amendment No. 12 to the Registration Statement on Form S-11 (No. 333-160463) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)	Exhibits. The following exhibit is filed as part of this registration statement:

Ex.	Description

23.4	Consent of KPMG LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 5, 2013

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	*	Chairman of Board	September 5, 2013
Jonathan Z. Cohen

	/s/ Alan F. Feldman	Chief Executive Officer and Director (Principal Executive Officer)	September 5, 2013
Alan F. Feldman

	*	Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 5, 2013
Steven R. Saltzman

	*	Director	September 5, 2013
Gary Lichtenstein

	*	Director	September 5, 2013
Lee F. Shlifer

	*	Director	September 5, 2013
Thomas J. Ikeler

*By:	/s/ Alan F. Feldman		September 5, 2013
Alan F. Feldman
Attorney-In-Fact